Exhibit 99.1

Ram Mayampurath to Join MKS Instruments as Chief Financial Officer

Andover, Mass., August 13, 2024 – MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that transform our world, today announced that Ram Mayampurath has been appointed Executive Vice President, Chief Financial Officer and Treasurer, effective October 14, 2024. He will report directly to John T.C. Lee, President and Chief Executive Officer, and will be a member of MKS’ executive team.

A global business leader with more than 25 years of experience in financial strategy, thought leadership, and value creation for shareholders and stakeholders, Mr. Mayampurath will join MKS from Rogers Corporation (NYSE: ROG), where he most recently served as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, he held positions of increasing responsibility in finance and business transformations since joining Rogers Corporation in 2014. Prior to joining Rogers Corporation, Mr. Mayampurath served in divisional financial leadership roles at Royal Philips Electronics (NYSE: PHG) from 2005 to 2014.

“Ram brings to MKS a proven record of achievement in global finance, M&A, capital allocation strategy, revenue growth, and margin expansion,” said Mr. Lee. “I am pleased to welcome him to the MKS executive team.”

Mr. Mayampurath is a chartered accountant and holds an MBA from Southern Illinois University and a Master’s degree in Global Management from Thunderbird School of Global Management.

About MKS Instruments

MKS Instruments enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

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Contacts:

Bill Casey

Senior Director, Marketing Communications

Telephone: +1 (630) 995-6384

Email: press@mksinst.com

Kelly Kerry, Partner

Kekst CNC

Email: kerry.kelly@kekstcnc.com